As filed with the Securities and Exchange Commission on January 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-0477259
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Equity Incentive Plan of Industrial Income Trust Inc.

(Full title of the plan)

Dwight L. Merriman

Chief Executive Officer

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address, and telephone number, including area code, of agent for service)

copies to:

Judith D. Fryer, Esq. Jean E. Harris, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200	Joshua J. Widoff, Esq. Industrial Income Trust Inc. 518 Seventeenth Street, 17th Floor Denver, Colorado 80202 (303) 228-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	2,000,000 shares	$10.40	$ 20,800,000	$ 2,837.12

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Industrial Income Trust Inc. (the “Registrant”) that become issuable under the Equity Incentive Plan of the Registrant by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.
(2)	The proposed maximum offering price per share was estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) promulgated under the Securities Act, based upon the book value of common stock as of April 17, 2012, the latest practicable date prior to the date of filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Industrial Income Trust Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-54372), filed with the Commission on April 29, 2011, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter, subject to certain limitations, will limit the personal liability of its stockholders, directors, and officers for monetary damages. The Maryland General Corporation Law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property, or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. Under the Maryland General Corporation Law, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Registrant’s charter provides that it will generally indemnify its directors, its officers, Industrial Income Advisors LLC (the “Advisor”) and its affiliates for losses they may incur by reason of their service in those capacities. In addition, the Registrant expects to indemnify its employees and agents for losses or liabilities suffered by them by reason of their service in those capacities. However, the Registrant’s charter provides that its directors, the Advisor and its affiliates (the “Indemnitees”) will be indemnified by the Registrant for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by the Registrant only if all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the Registrant’s best interests, (ii) the Indemnitee was acting on the Registrant’s behalf or performing services for the Registrant, (iii) in the case that the Indemnitee is a director (other than an independent director), the Advisor or an affiliate of the Advisor, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification or in the case that the Indemnitee is an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification, and (iv) the indemnification or agreement to hold harmless is recoverable only out of the Registrant’s net assets and not from the Registrant’s stockholders.

In addition, the Registrant will not provide indemnification to an Indemnitee for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving the alleged material securities law violation as to the particular Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violation of securities laws.

The Maryland General Corporation Law permits a corporation to advance reasonable expenses to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. Pursuant to the Registrant’s charter, it will generally pay or reimburse reasonable expenses incurred by a present or former director or officer, the Advisor or an affiliate of the Advisor and may pay or reimburse reasonable expenses incurred by an employee or agent in advance of final disposition of a proceeding. However, the Registrant may pay or reimburse reasonable expenses to an Indemnitee only if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his service as a director, Advisor or affiliate of the Registrant, (ii) the Indemnitee provides the Registrant with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by its charter, (iii) the Indemnitee provides the Registrant with a written agreement to repay the amount paid or reimbursed by the Registrant, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Registrant acting in his capacity as such, a court of competent jurisdiction approves such advancement.

The Registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements require, among other things, that, subject to certain limitations, the Registrant indemnify its officers and directors and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Registrant must indemnify and advance all expenses incurred by its officers and directors seeking to enforce their rights under the indemnification agreements. The Registrant also covers officers and directors under the Registrant’s directors’ and officers’ liability insurance. In addition, Industrial Income Advisors Group LLC, the parent of the Advisor and the sponsor of this offering, and certain of its affiliates have agreed to indemnify a former director of the Registrant and his affiliates in the event that claims are made by the Registrant against such person or his affiliates for any act or omission occurring on or before October 19, 2009.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, the Registrant has been advised that, in the opinion of the Commission, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1*	Opinion of Venable LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney of certain signatories. Incorporated by reference to the signature page to this Registration Statement on Form S-8.

99.1*	Amended and Restated Equity Incentive Plan of Industrial Income Trust Inc., dated as of January 18, 2013.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on January 29, 2013.

INDUSTRIAL INCOME TRUST INC.

By:	/S/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Industrial Income Trust Inc., a Maryland corporation, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Thomas G. McGonagle and Joshua J. Widoff, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ DWIGHT L. MERRIMAN III	Chief Executive Officer and Director	January 29, 2013
Dwight L. Merriman III	(Principal Executive Officer)

/S/ EVAN H. ZUCKER	Chairman of the Board of Directors and Director	January 29, 2013
Evan H. Zucker

/S/ THOMAS G. MCGONAGLE	Chief Financial Officer and Treasurer	January 29, 2013
Thomas G. McGonagle	(Principal Financial Officer and Principal Accounting Officer)

/S/ JOSHUA J. WIDOFF	Senior Vice President, Secretary and General Counsel	January 29, 2013
Joshua J. Widoff

/s/ MARSHALL M. BURTON	Director	January 29, 2013
Marshall M. Burton

/s/ CHARLES B. DUKE	Director	January 29, 2013
Charles B. Duke

/s/ STANLEY A. MOORE	Director	January 29, 2013
Stanley A. Moore

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Venable LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney of certain signatories. Incorporated by reference to the signature page to this Registration Statement on Form S-8.

99.1*	Amended and Restated Equity Incentive Plan of Industrial Income Trust Inc., dated as of January 18, 2013.

*	Filed herewith.